                                        Exhibit 99.1

April 6, 2009

Jeff Sterba
Chairman and Chief Executive Officer
PNM Resources, Inc.
Alvarado Square – MS 2824
Albuquerque, NM  87158

Dear Jeff:

I have been evaluating the needs and priorities of my family at this particular time and have concluded that it is necessary to modify my involvement in boards, other organizations and community activities.  I regret that it is necessary for me to notify you that I cannot stand for re-election to the PNM Resources, Inc. Board of Directors at the Annual Shareholders Meeting on May 19, 2009.  I do intend to complete my current term which will expire on May 19.

Please be assured that my resignation is entirely based on personal and family needs, and that there are no concerns, disagreements, or issues relative to: 1) Management; 2) the Company; 3) the Company’s operations, policies or practices, or 4) the Company’s financial statements.  Be assured also that there are no issues or disagreements with any members of the Board.  To the contrary, I am encouraged by the direction the Company is taking and the progress that has made over the last several months.  I believe that these recent improvements will lead to restoring the Company to strong financial health.

I have appreciated the opportunity to serve as Finance Committee Chair and as a member of the Audit and Ethics Committee.  It has been fulfilling to be involved in the critical work of these Committees on behalf of the Company.

The Board is comprised of talented and dedicated individuals, and I have been privileged to serve with them.  I have also appreciated the opportunity to work with you and your senior team.

You will continue to have my support and best wishes for the Company’s continued success.

Respectfully submitted,

/s/   Woody L. Hunt

Woody L. Hunt